Exhibit 99.1

IDT Corporation - Results for Second Quarter Fiscal 2011

NEWARK, NJ — March 15, 2011:  IDT Corporation (NYSE: IDT; IDT.C) reported net income of $3.9 million ($0.18 per diluted share) for its second quarter of fiscal 2011, the three months ended January 31, 2011.

SECOND QUARTER FISCAL 2011 SUMMARY

$ in millions, except EPS	2Q11	1Q11	2Q10	YoY Change (%/$)
Revenues	$401.5	$357.4	$362.7	+10.7%
Gross profit	$72.2	$74.2	$74.2	(2.6)%
Gross margin percentage	18.0%	20.8%	20.5%	(250) basis points
Total SG&A expense (including R&D expense)	$62.4	$60.0	$56.5	+10.5%
Adjusted EBITDA	$9.8	$14.2	$17.7	(44.6)%
Income from operations	$8.1	$11.0	$7.6	+6.2%.
Net income attributable to IDT	$3.9	$15.6	$3.7	+6.1%
Diluted EPS attributable to IDT	$0.18	$0.70	$0.17	$ +0.01
Net cash provided by operating activities	$23.9	$5.6	$13.0	+83.0%

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, severance and other charges, and other operating gains, net.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See reconciliations provided below.

MANAGEMENT COMMENTS

Howard Jonas, IDT’s Chairman and CEO, said, “IDT Telecom had an outstanding quarter with strong growth in minutes, revenue, gross profit and Adjusted EBITDA generated by our core TPS segment.   At IDT Energy, we continued to expand into new territories despite an increase in electric prices, which pressured margins downward this quarter. In the longer term, these new markets are a great growth opportunity and we have the flexibility to protect against future commodity cost increases by hedging some of our naturally short position.”

IDT’s Chief Financial Officer, Bill Pereira said, “We grew net income by 6% year-over-year and generated over $23 million in cash from operating activities in 2Q11.  IDT also further strengthened its balance sheet and enhanced its liquidity, even while paying $10 million in dividends.  Cash, cash equivalents and certificates of deposit - increased to $262.8 million from $242.7 million at the close of the prior quarter.  We also continued to execute on several important initiatives to increase shareholder value including the spin-off to shareholders of both our VoIP related intellectual property and our Genie Energy division.  We expect to complete both spin-offs during calendar 2011.”

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At January 31, 2011, IDT reported $262.8 million of cash, cash equivalents and certificates of deposit, including $6.9 million of restricted cash and cash equivalents.  Current assets totaled $435.7 million, and current liabilities totaled $313.9 million.  Non-current liabilities totaled $46.5 million.

Net cash provided by operating activities for the six months ending January 31, 2011 was $29.5 million, and capital expenditures totaled $6.1 million.  Net cash provided by operating activities during the comparable period a year ago was $15.3 million, and capital expenditures totaled $4.9 million.

OPERATING RESULTS BY SEGMENT

IDT TELECOM

IDT Telecom includes two reporting segments: Telecom Platform Services (TPS) and Consumer Phone Services (CPS).  TPS provides various telecommunications solutions, including prepaid and rechargeable calling cards, a range of Voice over Internet Protocol (VoIP) communications services and wholesale carrier services.  CPS provides both bundled (unlimited local and long distance) services as well as long distance-only services to consumers in the United States.

IDT TELECOM:  Telecom Platform Services (TPS)

TPS - SECOND QUARTER FISCAL 2011 SUMMARY

$ in millions	2Q11	1Q11	2Q10	YoY Change
Revenues	$334.4	$302.5	$290.4	+15.2%
Minutes of use (in millions)	6,552	6,086	5,082	+28.9%
Gross profit	$55.1	$53.9	$51.2	+7.8%
Gross margin percentage	16.5%	17.8%	17.6%	(110) basis points
SG&A expense	$44.7	$43.6	$42.2	+5.8%
Adjusted EBITDA	$10.4	$10.2	$8.9	+16.9%
Income from operations	$9.4	$5.5	$1.0	+856.0%

TPS’ revenues in 2Q11 were $334.4 million, a 15.2% increase compared to the second quarter of fiscal 2010, and a 10.6% increase sequentially.  Average revenue per minute declined 10.7% compared to the year ago period, but increased 2.6% sequentially.

Wholesale carrier revenues increased 23.0% YoY and 15.1% sequentially, reflecting strong growth in minutes of use as a result of more successful sales and marketing efforts, as well as lower pricing per minute YoY that generated more traffic on IDT’s network.

Revenues from TPS’ retail sales channel increased both YoY and sequentially.  In the United States, BOSS Revolution, IDT’s international, pay-as-you-go calling service, and international mobile top-up (IMTU) cards led the YoY and sequential growth, far offsetting declines from the discontinuation of third party provided domestic mobile top-up card sales and from the sale of traditional, disposable IDT calling cards.

Overseas, both YoY and sequentially, calling card revenues increased somewhat in South America, while falling in Asia. Calling card revenues in Europe declined YoY and increased slightly sequentially.  Revenues generated outside the United States were adversely impacted by declines of certain foreign currencies, particularly European, against the U.S. dollar.

TPS’ minutes of use rose to 6.6 billion, a 28.9% increase compared to 2Q10, and a 7.7% increase sequentially.  Increases in minutes of use were driven by both the wholesale carrier and reseller channel, while minutes generated by TPS’ retail channel rose modestly.  Within Telecom’s international retail operations, minutes of use growth in Europe both YoY and sequentially was in part offset by declines in Asia and South America. Minutes of use generated by retail offerings in the U.S., including cable telephony services, increased slightly sequentially and decreased slightly YoY.

TPS’ direct costs rose 16.7% YoY and 12.3% sequentially to $279.3 million.

Gross profit at TPS was $55.1 million, a 7.8% increase compared to 2Q10 and a 2.4% increase sequentially.

TPS’s gross margin was 16.5%, a 110 basis point decrease YoY and a 130 basis point decrease sequentially. Product mix drove the trend, as revenues from sales of traditional, higher margin, IDT branded prepaid calling cards have declined, while revenue from relatively lower margin IMTU cards and wholesale carrier traffic have increased.

TPS’ SG&A costs were $44.7 million, representing a 5.8% increase YoY and a 2.5% increase sequentially.  Compared to the year ago quarter, increases in compensation and in third party commissions, as well as in bad debt expenses, were only partially offset by decreases in consulting fees, and in facilities and equipment maintenance costs.

TPS’ Adjusted EBITDA for 2Q11 was $10.4 million, a 16.9% increase YoY and a 2.1% increase sequentially.

TPS’ depreciation and amortization expense was $4.7 million in 2Q11, a 35.5% decline from the year ago period and a 0.4% decline sequentially.  The significant YoY decline reflects lower levels of capital expenditures in recent quarters and the reaching of full depreciation of older property, plant and equipment. Going forward, management expects more modest YoY reductions in depreciation and amortization expense.

TPS’ income from operations was $9.4 million, compared to $1.0 million in 2Q10 and $5.5 million in 1Q11. In addition to the improvement in Adjusted EBITDA and the decrease in depreciation and amortization expense noted above, income from operations in 2Q11 benefitted from a net gain of $4.6 million from the termination of a contractual agreement for cable telephony services partially offset by an adverse decision in a patent infringement lawsuit.

IDT TELECOM:  Consumer Phone Services (CPS)

CPS - SECOND QUARTER FISCAL 2011 SUMMARY

$ in millions	2Q11	1Q11	2Q10	YoY Change
Revenues	$6.9	$7.5	$9.9	(30.4)%
Gross profit	$3.8	$4.0	$5.3	(28.0)%
Gross margin percentage	55.6%	53.5%	53.8%	+180 basis points
SG&A expense	$1.8	$1.9	$2.2	(15.6)%
Adjusted EBITDA	$2.0	$2.1	$3.2	(36.6)%
Income from operations	$2.0	$2.0	$3.1	(36.6)%

CPS has been in “harvest mode” since fiscal 2006 - maximizing revenues from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. During 2Q11, CPS generally performed to expectations and results were consistent with long term historical trends.

GENIE ENERGY

Genie Energy is comprised of IDT Energy and Genie Oil and Gas.  IDT Energy operates an energy services company that resells electricity and natural gas to residential and small business customers in New York State, New Jersey and Pennsylvania. Genie Oil and Gas consists mainly of (1) American Shale Oil Corporation (AMSO) which holds and manages Genie’s interest in American Shale Oil, LLC (AMSO, LLC), a shale oil initiative in Colorado, and (2) Genie’s interest in Israel Energy Initiatives, Ltd. (IEI), a shale oil initiative in Israel.

GENIE ENERGY:  IDT Energy

IDT ENERGY - SECOND QUARTER FISCAL 2011 SUMMARY

$ in millions	2Q11	1Q11	2Q10	YoY Change
Revenues	$57.8	$45.5	$60.7	(4.8)%
Gross profit	$11.3	$14.7	$16.3	(30.8)%
Gross margin percentage	19.6%	32.4%	26.9%	(730) basis points
SG&A expense	$5.9	$5.9	$4.5	+32.1%
Adjusted EBITDA	$5.4	$8.8	$11.9	(54.5)%
Income from operations	$5.4	$8.8	$11.8	(54.2)%

IDT Energy’s revenues in 2Q11 were $57.8 million, a 4.8% decrease compared to 2Q10, primarily reflecting lower revenue per therm (THM) sold as a result of lower market rates for natural gas.  Revenues increased 27.1% sequentially primarily as the result of the seasonal increase in gas consumption which more than offset a seasonal decline in electric consumption.

As of January 31, 2011, IDT Energy served approximately 373,000 meters (211,000 electric and 162,000 natural gas) compared to 366,000 meters as of January 31, 2010 and 365,000 meters as of October 31, 2010.

The average rates of annualized energy consumption for all IDT Energy meters served, as measured by residential customer equivalents (RCEs), are presented (as revised) in the chart below.  (An RCE represents a natural gas customer with annual consumption of 100MMBtus or an electricity customer with annual consumption of 10 MWhrs.)

The increases in RCEs reflect a gradual shift in IDT’s customer base to customers with higher electric consumption per meter as a result of targeted customer acquisition programs.  Because different customers have different rates of energy consumption, RCEs are a useful metric for evaluating the consumption profile of IDT Energy’s customer base.

IDT Energy –Revised RCEs at End of Quarter (in thousands)
	2Q11	1Q11	4Q10	3Q10	2Q10
Electricity customers	124	122	117	103	98
Natural gas customers	91	87	88	88	87
Total	215	209	205	191	185

Electric revenues in 2Q11 were $29.6 million, a 1.8% YOY increase.  Electric revenues declined 23.4% sequentially reflecting seasonal reductions in consumption and a decline of 17.8% in average revenue per kWh.  Compared to the year ago quarter, kWh sold increased 2.8% partially offset by a decline of 1.0% in average revenue per kWh.  At January 31, 2011, IDT Energy served approximately 211,000 electric meters, representing 124,000 RCEs, compared to approximately 208,000 meters, representing approximately 98,000 RCEs, at January 31, 2010.

Natural gas revenues in 2Q11 were $28.2 million, a 10.8% decline YoY.  Sequentially, natural gas revenues increased 315.0% reflecting the seasonal increase in gas consumption for heating.  Average revenue per THM decreased 10.1% compared to the year ago quarter while THM sold decreased 0.7%.  At January 31, 2011, IDT Energy served approximately 162,000 gas meters, representing  91,000 RCEs, compared to approximately 158,000 meters, representing approximately 87,000 RCEs, at January 31, 2010.

IDT Energy’s gross margin in 2Q11 was 19.6%, a 730 basis point decline YoY and a 1,280 basis point decline sequentially.  Gross margin for electric sales was 17.2%, a 1,420 basis point decline YoY, while the gross margin for natural gas was 22.0% in 2Q11, a 70 basis point decline YoY.

Gross margin was pressured by several factors including an increase in the cost per kWh of electricity, which increased 19.5% YoY and 2.2% sequentially.  IDT Energy chose to absorb a significant portion of the increases in electric costs and accept lower gross margins for several reasons including increasing rate based competition in New York State, the expansion into new territories in New Jersey and Pennsylvania where some gross margin was sacrificed to facilitate customer acquisitions, and an effort to manage churn throughout the customer base.

SG&A expense in 2Q11 was $5.9 million, a 32.1% increase YoY but a 0.4% decrease sequentially. The YoY  increase reflects higher sales and marketing costs associated with the expansion into New Jersey and Pennsylvania, which we began in 3Q10.  Gross meter acquisitions in 2Q11 were approximately 47,000 compared to 28,000 in the same period a year ago.

IDT Energy generated $5.4 million in Adjusted EBITDA in 2Q11, a decline of 54.5% YoY and 38.6% sequentially.  Income from operations was also $5.4 million, a decline of 54.2% YoY and 38.6% sequentially.

GENIE ENERGY:  Genie Oil and Gas

IDT accounts for Genie’s 50% stake in AMSO, LLC using the equity method.  IDT’s equity in the net loss of AMSO, LLC - $0.9 million in 2Q11 - is included in “Other (expense) income, net” in IDT’s consolidated statement of operations.

During 2Q11, AMSO, LLC continued advanced stage construction work on the surface oil and gas processing facilities.  AMSO expects to drill pilot wells this spring and conduct the pilot test during the second half of calendar 2011. The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

Genie Oil and Gas’ operating expenses consist primarily of costs incurred by IEI.  Genie Oil and Gas reported a loss from operations of $3.1 million during 2Q11, including $1.8 million in research and development (R&D) expense.  In the year ago quarter, the loss from operations was $1.1 million including $0.8 million in R&D expense.

During 2Q11, IEI continued working on the resource appraisal and characterization study phase of the project, which IEI expects to finalize during calendar 2011. To date, the results from the appraisal process confirm IEI’s expectations as to the attractiveness of the oil shale resource in the license area from the standpoint of richness, thickness and hydrology.

IEI is also continuing permitting and other preparatory work required prior to construction of a pilot plant and operation of a pilot test. If not delayed by permitting, regulatory action or pending litigation, pilot test construction could begin during the second half of calendar 2011, and pilot test operations could begin as early as calendar 2012.

In future quarters, management anticipates continued, significant increases in operating costs for Genie Oil and Gas reflecting the costs of facility construction, drilling and operations of the AMSO and IEI pilot tests as well as further staffing for operations and new business development activities.

OTHER RECENT DEVELOPMENTS

In November 2010, Lord (Jacob) Rothschild and Rupert Murdoch separately purchased equity interests in Genie Oil and Gas equal to a cumulative 5.5% interest for an aggregate of $11.0 million, of which $10.0 million was paid in cash and a promissory note was issued for the remaining $1.0 million. In addition, in connection with these transactions, in November 2010, warrants were issued to purchase up to an aggregate of 1% of the common stock outstanding of Genie Oil and Gas at an exercise price of up to $2 million that are exercisable through November 12, 2011.

In December 2010, IDT received $14.4 million in cash from Bresnan Broadband Holdings, LLC (“BBH”), a former cable telephony customer.  BBH terminated its cable telephony agreement with IDT after BBH was acquired by Cablevision and paid IDT pursuant to the terms of their commercial agreement for telephony services.

On November 23, 2010, IDT paid a cash dividend of $0.22 per share for the first quarter of fiscal 2011 to shareholders of record at the close of business on November 15, 2010. On December 28, 2010, IDT paid a cash dividend of $0.22 per share for the second quarter of fiscal 2011 to shareholders of record at the close of business on December 16, 2010. The aggregate dividends paid were $10.0 million. IDT has stated its intention to continue paying quarterly dividends based on operating performance and available resources, at least through the consummation of the planned spin-off of Genie Energy.

On February 15, 2011, a jury in the U.S. District Court for the Eastern District of Texas awarded Alexsam, Inc. $9.1 million in damages for an alleged infringement by IDT of two patents related to the activation of phone and gift cards over a point-of-sale terminal.  IDT does not expect that the decision will have a material impact on its future business operations.

On February 28, 2011, following the successful completion of its exchange offer, IDT issued a Notice of Special Meeting of Stockholders to be held on April 4, 2011 to consider a proposal to amend its certificate of incorporation so that each remaining share of Common Stock will be converted and reclassified into one share of Class B Common Stock. If the amendment is approved and the related recapitalization is consummated, IDT will no longer have any shares of Common Stock authorized or outstanding and will only have two classes of common stock remaining – Class A Common Stock and Class B Common Stock. IDT.C will then be deregistered and only IDT Class B common stock (NYSE: IDT) will be publicly traded.

Although IDT has no employees or physical assets in Japan, our hearts and our prayers are with all the victims of the recent tragic events there.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of IDT’s financial and operational results is posted in an audio file on the IDT website at http://www.idt.net/about/ir/overview.asp.  The audio file (in MP3 format) may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.

▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
Q&A will be in a written format.  Investors and others interested in IDT are invited to e-mail questions for management to invest@idt.net.  IDT will accept questions received through the close of business on Friday, March 18, 2011. Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm, and management’s response will be posted in a document available on IDT Corporation’s website and in a Form 8-K filing as early as Wednesday, March 23, 2011 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2011	July 31, 2010
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$252,056	$221,753
Restricted cash and cash equivalents	6,876	11,831
Certificates of deposit	3,875	300
Marketable securities	—	221
Trade accounts receivable, net of allowance for doubtful accounts of $13,699 at January 31, 2011 and $12,628 at July 31, 2010	134,492	105,232
Prepaid expenses	21,300	25,476
Investments—short-term	239	1,217
Other current assets	16,903	15,084

Total current assets	435,741	381,114
Property, plant and equipment, net	92,633	96,892
Goodwill	18,532	18,429
Other intangibles, net	3,104	3,675
Investments—long-term	7,861	8,375
Other assets	10,312	9,310

Total assets	$568,183	$517,795

Liabilities and equity
Current liabilities:
Trade accounts payable	$59,873	$52,957
Accrued expenses	152,921	143,822
Deferred revenue	80,490	69,186
Income taxes payable	8,318	10,085
Capital lease obligations—current portion	3,941	6,032
Notes payable—current portion	639	628
Other current liabilities	7,732	2,272

Total current liabilities	313,914	284,982
Capital lease obligations—long-term portion	—	407
Notes payable—long-term portion	33,578	33,640
Other liabilities	12,925	12,793

Total liabilities	360,417	331,822
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,241 and 9,241 shares issued and 1,812 and 3,728 shares outstanding at January 31, 2011 and July 31, 2010	92	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at January 31, 2011 and July 31, 2010	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,583 and 23,213 shares issued and 17,905 and 15,625 shares outstanding at January 31, 2011 and July 31, 2010, respectively	236	232
Additional paid-in capital	725,585	711,701
Treasury stock, at cost, consisting of 7,429 and 5,513 shares of common stock and 5,678 and 7,588 shares of Class B common stock at January 31, 2011 and July 31, 2010, respectively	(295,781)	(295,626)
Accumulated other comprehensive income (loss)	269	(1,017)
Accumulated deficit	(222,003)	(231,626)

Total IDT Corporation stockholders’ equity	208,431	183,789
Noncontrolling interests:
Noncontrolling interests	335	2,184
Receivable for issuance of equity	(1,000)	—

Total noncontrolling interests	(665)	2,184

Total equity	207,766	185,973

Total liabilities and equity	$568,183	$517,795

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2011	2010	2011	2010
	(in thousands, except per share data)
Revenues	$401,512	$362,672	$758,884	$690,001
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	329,286	288,483	612,463	546,659
Selling, general and administrative (i)	60,325	55,129	117,913	112,676
Depreciation and amortization	5,510	8,443	11,196	17,826
Research and development	2,102	1,383	4,543	3,492
Severance and other charges	1,053	1,604	1,053	1,563

Total costs and expenses	398,276	355,042	747,168	682,216
Other operating gains, net	4,869	—	7,389	—

Income from operations	8,105	7,630	19,105	7,785
Interest expense, net	(1,541)	(1,957)	(3,219)	(3,289)
Other (expense) income, net	(2,387)	107	2,990	(1,081)

Income from continuing operations before income taxes	4,177	5,780	18,876	3,415
(Provision for) benefit from income taxes	(987)	(1,640)	153	(2,792)

Income from continuing operations	3,190	4,140	19,029	623
Discontinued operations, net of tax	—	(221)	—	(361)

Net income	3,190	3,919	19,029	262
Net loss (income) attributable to noncontrolling interests	746	(210)	555	(34)

Net income attributable to IDT Corporation	$3,936	$3,709	$19,584	$228

Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$3,936	$3,930	$19,584	$488
Loss from discontinued operations	—	(221)	—	(260)

Net income	$3,936	$3,709	$19,584	$228

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$0.19	$0.19	$0.95	$0.02
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net income	$0.19	$0.18	$0.95	$0.01

Weighted-average number of shares used in calculation of basic earnings per share	20,565	20,563	20,554	20,377

Diluted:
Income from continuing operations	$0.18	$0.18	$0.87	$0.02
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net income	$0.18	$0.17	$0.87	$0.01

Weighted-average number of shares used in calculation of diluted earnings per share	22,460	21,453	22,419	21,027

Dividends declared per common share	$0.44	$—	$0.44	$—

(i) Stock-based compensation included in selling, general and administrative expenses	$2,229	$686	$2,592	$1,890

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2011	2010
	(in thousands)
Net cash provided by operating activities	$29,476	$15,264
Investing activities
Capital expenditures	(6,063)	(4,866)
Collection of notes receivable, net	—	80
Capital contributions to AMSO, LLC	(2,515)	(744)
Increase in investments	(50)	—
Proceeds from sale and redemption of investments	1,646	980
Restricted cash and cash equivalents	4,955	45,321
Proceeds from sales of buildings	100	5,150
Proceeds from insurance	3,524	—
Proceeds from marketable securities	5,731	4,618
Purchases of certificates of deposit	(5,220)	—
Proceeds from maturities of certificates of deposit	1,644	—

Net cash provided by investing activities	3,752	50,539
Financing activities
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	—	(9,775)
Distributions to noncontrolling interests	(1,100)	(1,259)
Dividends paid	(9,961)	—
Proceeds from sales of stock of subsidiary	10,000	—
Proceeds from exercise of stock options	442	—
Repayments of capital lease obligations	(2,547)	(3,216)
Repayments of borrowings	(309)	(327)
Repurchases of common stock and Class B common stock	—	(1,723)

Net cash used in financing activities	(3,475)	(16,300)
Discontinued operations
Net cash provided by operating activities	—	930
Net cash used in investing activities	—	(44)
Net cash used in financing activities	—	(471)

Net cash provided by discontinued operations	—	415
Effect of exchange rate changes on cash and cash equivalents	550	(117)

Net increase in cash and cash equivalents	30,303	49,801
Cash and cash equivalents at beginning of period	221,753	124,382

Cash and cash equivalents at end of period	$252,056	$174,183

Supplemental schedule of non-cash financing and investing activities
Receivable for issuance of equity of subsidiary	$1,000	$—

Mortgage note payable settled in connection with the sale of building	$—	$6,137

Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$—	$6,011

Reconciliation of Non-GAAP Financial Measures for the Second Quarter of Fiscal Year 2011

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT’s earnings release for the second quarter of fiscal 2011 also disclosed Adjusted EBITDA, which is a non-GAAP measure that contains certain adjustments to net income or income from operations to eliminate the impact of certain items that management believes do not truly reflect IDT’s performance.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add (1) depreciation and amortization and (2) severance and other charges and subtract other operating gains, net. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2011 and fiscal 2010 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and going forward intends to incur capital expenditures at the reduced levels. Accordingly, IDT’s telecommunications network is less costly than in the past, therefore exclusion of depreciation and amortization charges from IDT’s operating results is a useful indicator of its current performance.

The severance and other charges are also excluded in the calculation of Adjusted EBITDA. Severance and other charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, severance and other charges have substantially decreased and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Finally, the other operating gains, net in fiscal 2011, which are components of income from operations, are excluded from the calculation of Adjusted EBITDA. Although the Company has gains from the termination of agreements and insurance claims from time-to-time and has a number of matters under litigation, such gains and settlements do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Following are reconciliations of Adjusted EBITDA to the most directly comparable GAAP measure – income from operations for both IDT’s reportable segments and for IDT on a consolidated basis.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended January 31, 2011 (Q2 2011)
Revenues	$401.5	$334.4	$6.9	$57.8	$-	$2.3	$-
Direct cost of revenues	329.3	279.3	3.1	46.5	-	0.4	-
Selling, general and administrative	60.3	44.7	1.8	5.9	1.3	2.5	4.1
Research and development	2.1	-	-	-	1.8	0.3	-
Adjusted EBITDA	9.8	10.4	2.0	5.4	(3.1)	(0.8)	(4.1)
Subtract (Add):
Depreciation and amortization	5.5	4.7	-	-	-	0.6	0.2
Severance and other charges	1.1	0.9	-	-	-	-	0.1
Other operating gains, net	(4.9)	(4.6)	-	-	-	(0.8)	0.5
Income (loss) from operations	8.1	$9.4	$2.0	$5.4	$(3.1)	$(0.6)	$(4.9)
Interest expense, net	(1.5)
Other expense, net	(2.4)
Income before income taxes	4.2
Provision for income taxes	(1.0)
Net income	3.2
Net loss attributable to noncontrolling interests	0.7
Net income attributable to IDT Corporation	$3.9

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
$ in millions
Three Months Ended October 31, 2010 (Q1 2011)
Revenues	$357.4	$302.5	$7.5	$45.5	$-	$1.9	$-
Direct cost of revenues	283.2	248.6	3.5	30.8	-	0.3	-
Selling, general and administrative	57.6	43.6	1.9	5.9	0.4	2.0	3.7
Research and development	2.4	-	-	-	1.7	0.7	-
Adjusted EBITDA	14.2	10.2	2.1	8.8	(2.1)	(1.1)	(3.7)
Subtract (Add):
Depreciation and amortization	5.7	4.8	-	-	-	0.7	0.2
Other operating gains	(2.5)	-	-	-	-	(2.5)	-
Income (loss) from operations	11.0	$5.5	$2.0	$8.8	$(2.1)	$0.7	$(3.9)
Interest expense, net	(1.7)
Other income, net	5.4
Income before income taxes	14.7
Benefit from income taxes	1.1
Net income	15.8
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$15.6

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended January 31, 2010 (Q2 2010)
Revenues	$362.7	$290.4	$9.9	$60.7	$-	$1.6	$-
Direct cost of revenues	288.5	239.2	4.6	44.4	-	0.3	-
Selling, general and administrative	55.1	42.2	2.2	4.5	0.3	3.1	2.8
Research and development	1.4	-	-	-	0.8	0.6	-
Adjusted EBITDA	17.7	8.9	3.2	11.9	(1.1)	(2.4)	(2.8)
Subtract:
Depreciation and amortization	8.4	7.3	-	-	-	0.8	0.3
Severance and other charges	1.6	0.6	-	0.1	-	0.1	0.9
Income (loss) from operations	7.6	$1.0	$3.1	$11.8	$(1.1)	$(3.2)	$(4.0)
Interest expense, net	(2.0)
Other income, net	0.1
Income from continuing operations before income taxes	5.7
Provision for income taxes	(1.6)
Income from continuing operations	4.1
Loss from discontinued operations	(0.2)
Net income	3.9
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$3.7

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Six Months Ended January 31, 2011
Revenues	$758.9	$636.9	$14.4	$103.4	$-	$4.3	$-
Direct cost of revenues	612.5	527.9	6.5	77.3	-	0.7	-
Selling, general and administrative	117.9	88.3	3.8	11.8	1.7	4.4	7.9
Research and development	4.5	-	-	-	3.5	1.0	-
Adjusted EBITDA	24.0	20.7	4.1	14.2	(5.2)	(1.9)	(7.9)
Subtract (Add):
Depreciation and amortization	11.2	9.5	-	-	-	1.3	0.3
Severance and other charges	1.1	0.9	-	-	-	-	0.1
Other operating gains, net	(7.4)	(4.6)	-	-	-	(3.3)	0.5
Income (loss) from operations	19.1	$14.9	$4.0	$14.2	$(5.2)	$0.1	$(8.9)
Interest expense, net	(3.2)
Other income, net	3.0
Income before income taxes	18.9
Benefit from income taxes	0.1
Net income	19.0
Net loss attributable to noncontrolling interests	0.6
Net income attributable to IDT Corporation	$19.6

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
$ in millions
Six Months Ended January 31, 2010
Revenues	$690.0	$565.6	$20.3	$101.1	$-	$3.1	$-
Direct cost of revenues	546.7	467.1	8.9	70.1	-	0.5	-
Selling, general and administrative	112.7	85.1	4.3	8.6	0.6	5.7	8.4
Research and development	3.5	-	-	-	2.0	1.5	-
Adjusted EBITDA	27.2	13.4	7.1	22.4	(2.6)	(4.7)	(8.4)
Subtract:
Depreciation and amortization	17.8	15.7	0.1	0.1	-	1.4	0.6
Severance and other charges	1.6	0.6	-	0.1	-	(0.1)	1.0
Income (loss) from operations	7.8	$(2.9)	$7.0	$22.3	$(2.6)	$(6.1)	$(9.9)
Interest expense, net	(3.3)
Other expense, net	(1.1)
Income from continuing operations before income taxes	3.4
Provision for income taxes	(2.8)
Income from continuing operations	0.6
Loss from discontinued operations	(0.3)
Net income	0.3
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$0.2